EXHIBIT 10(iii)(A)

AMENDENMENT TO EXECUTIVE COMPENSATION

AND NON-COMPETITION AGREEMENT

AMENDMENT made this 10th day of April, 2013, effective as of May 10, 2013, by and between Drew Industries Incorporated, a Delaware corporation (the “Corporation”) and Joseph S. Giordano III (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been serving the Corporation and its subsidiaries (collectively, the “Affiliated Companies”) as Chief Financial Officer since 2008 and as Treasurer since 2003; and

WHEREAS, the Corporation and the Executive entered into an Executive Compensation and Non-Competition Agreement, dated February 10, 2012 (the “Agreement”), with respect to compensation and benefits to be provided to the Executive through December 31, 2014 in consideration for his services to the Affiliated Companies; and

WHEREAS, the Corporation and the Executive wish to amend the Agreement as set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed as follows:

1.            Employment.   The Corporation agrees to continue employ the Executive, and the Executive agrees to continue to serve the Corporation, as Chief Financial Officer and Treasurer. The Executive will perform his duties on behalf of the Corporation at the principal executive offices of the Corporation in Elkhart County, Indiana commencing on or about June 30, 2013. Relocation of the Corporation’s executive offices is subject to approval of the Corporation’s Board of Directors, and the Executive shall at no time be required to change the locale of his residence without his consent.

2.            Compensation. Section 4 of the Agreement is deleted in its entirety, and is replaced by the following:

4.1          The Corporation agrees to pay the Executive for his services hereunder a salary (“Base Salary”) at the rate of Three Hundred Thousand ($300,000) Dollars annually until May 10, 2013, and thereafter at the rate of Three Hundred Sixty Thousand ($360,000) Dollars annually, payable according to the customary payroll practices of the Corporation; plus

4.2          The Corporation agrees to pay the Executive a bonus of One Hundred Twenty Thousand ($120,000) Dollars for his agreement to relocate his place of work to Indiana (the “Relocation Bonus”), payable on May 10, 2013; plus

4.3          The Corporation will reimburse the Executive, (i) upon presentation of expense vouchers, for all expenses incurred by the Executive incident to relocating the Executive and his family from Connecticut to Indiana, and (ii) for any expense incurred as a result of such reimbursement.

3.             Performance-based Incentive Compensation.

3.1           Sections 5.1.1 through 5.1.3 of the Agreement are deleted in their entirety, and are replaced by the following:

5.1.1     An amount equal to eight-tenths of one (0.80%) percent of the Operating Profits (as defined herein) in excess of eighteen (18%) percent of Average Net Assets (as defined herein) and up to twenty one (21%) percent of Average Net Assets; plus

5.1.2     An amount equal to eight and one-half tenths of one (0.85%) percent of the Operating Profits in excess of twenty one (21%) percent of Average Net Assets and up to twenty four (24%) percent of Average Net Assets; plus

5.1.3     An amount equal to nine tenths of one (0.90%) percent of the Operating Profits in excess of twenty four (24%) percent of Average Net Assets.

3.2          The Profit Bonus provided in Sections 5.1.4 and 5.1.5 of the Agreement shall be payable with respect to Savings obtained by the Executive or utilized by the Corporation during 2013 only.

3.3           Section 5.4.2 of the Agreement is deleted in its entirety and replaced by the following:

5.4.2     The first $300,000 of the aggregate amount payable pursuant to Sections 5.1.1 through 5.1.5 will be paid in cash; 50% of such amount in excess of $300,000 (the “Excess Bonus”) will be paid in DSUs, and 50% of the Excess Bonus will be paid in cash.

4.            Definitions. There is added to Section 5.3 of the Agreement the following:

5.3.4     The term “LCI Entities” means Lippert Components, Inc. (“LCI”) and all other entities of which LCI is a direct or indirect parent or partner, excluding Lippert Holding, Inc., and the term “Kinro Entities” means Kinro, Inc., and all other entities of which Kinro is a direct or indirect parent or partner, excluding Kinro Holding, Inc.

5.3.5     The term “Operating Profits” means the consolidated income of the LCI Entities and the Kinro Entities combined, calculated before: (i) interest and accretion expense, (ii) interest or dividend income, (iii) intercompany administrative fees charged by Drew to any of the LCI Entities or the Kinro Entities, (iv) taxes based on income, (v) extraordinary items determined in accordance with generally accepted accounting principles;

5.3.6     The term “Average Net Assets” means, with respect to the LCI Entities and the Kinro Entities, the combined monthly average of: (i) total assets, excluding cash and short-term investments, minus (ii) total liabilities, excluding (a) current and long-term debt, (b) intercompany balances, and (c) income taxes payable or deferred, all as reflected on the monthly Consolidating Balance Sheet of Drew and its subsidiaries.

4.            Benefits.

5.1          Sections 7.1, 7.5 and 7.8 are deleted in their entirety and are replaced by the following:

7.1     The Executive and his immediate family shall continue to receive medical coverage at least equivalent, in nature and extent, and at no greater expense to the Executive, to the medical coverage afforded to him by the Corporation prior to the date hereof, and such other reasonable benefits which he has received from the Corporation prior to the date hereof.

7.5     The Corporation, at its expense, will make available to the Executive one automobile (or an automobile allowance at the option of the Executive), in accordance with Corporation’s automobile policy, together with gasoline, customary insurance, maintenance and license fees, to be used in connection with the business of the Corporation.

7.8     Each year, the Corporation will grant to the Executive 7,200 Deferred Stock Units (“DSUs”). One-half of such DSUs will vest at the rate of 20% each year commencing one year from the date of grant. One-half of such DSUs will vest commencing January 1 immediately following the date of grant at the rate of 2% for each $0.01 increase in Adjusted EPS for any year during the five years following the year in which such DSUs were granted (the “Vesting Period”) over Adjusted EPS for the year in which such DSUs are granted, provided that (i) no DSUs will vest for any year for which Adjusted EPS is less than the highest Adjusted EPS for any prior year in the Vesting Period, and (ii) DSUs will vest only to the extent that Adjusted EPS for any year in the Vesting Period exceeds the highest Adjusted EPS for any prior year in the Vesting Period.

6.            Termination.

6.1           Section 9.4.2 is deleted in its entirety and is replaced by the following:

9.4.2     Subject to Section 6.4 hereof, all unvested stock-based awards of the Executive shall immediately become fully vested, except as provided in Section 9.5.2 hereof, and all shares of stock represented by such awards shall be issued and delivered on the termination date.

6.2          There is added to Section 9 of the Agreement the following:

9.8     Subject to Section 6.4 hereof, in the event the Executive terminates his employment by giving notice thereof to the Corporation prior to June 30, 2014, and provided that the termination date is not less than one hundred twenty (120) days following the date of such notice, (i) the Corporation shall pay to the Executive the Base Salary for a period of one year from the termination date, less an amount equal to the Relocation Bonus, (ii) all unvested stock-based awards of the Executive outstanding on June 30, 2013 shall immediately become fully vested, except for the ROIC Bonus as calculated in accordance with Section 9.5.2 hereof, (iii) all shares of stock represented by such awards shall be issued and delivered on the termination date, (iv) all other unvested stock-based awards of the Executive shall terminate, (v) upon presentation of expense vouchers, the Corporation shall pay to the Executive all expenses incurred by the Executive incident to relocating the Executive and his family from Indiana to Connecticut, and (vi) payments in accordance with clauses (i) through (v) shall be in full and final satisfaction of, and complete release and discharge from, any and all claims, liabilities or causes of action that the Executive had, has, or may have in the future, arising at law or in equity against the Company or its officers, directors, stockholders, subsidiaries, affiliates, employees or agents arising from or in connection with, or as a result of, the relocation or the termination of employment, except for (x) deferred compensation awarded during the Executive’s employment by the Corporation prior to the relocation which is payable after the period of employment, and (y) the rights and obligations set forth in the Change In Control Agreement dated December 23, 2008, as amended.

7.            Additional Provisions.

7.1          Any reference in the Agreement to “White Plains, New York” is deleted and replaced by “Elkhart County, Indiana.” References in Section 12.5 of Agreement to the State of New York are replaced by the State of Indiana; and references to the United States District Court shall be such Court located in Elkhart County, Indiana.

7.2          Notices shall be given as follows:

To the Corporation:     Drew Industries Incorporated

c/o Lippert Components, Inc.

3501 County Road, 6 East

Elkhart, IN 46514

Attention: President

To the Executive:

7.3           Except as expressly set forth in this Amendment all terms and provisions of the Agreement shall remain in full force and effect in accordance with the Agreement.

7.4          This Amendment has been approved in all respects by the Compensation Committee of the Corporation’s Board of Directors.

(Signature Page Follows)

IN WITNESS. WHEREOF, the Corporation has caused these presents to be signed by its duly authorized officers, and the Executive has hereunto set his hand the day and year first above written.

DREW INDUSTRIES INCORPORATED

By:	/s/ Fredric M. Zinn
Fredric M. Zinn
President and Chief Executive Officer

/s/ Joseph S. Giordano III
Joseph S. Giordano III